EXHIBIT 10.4

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of May 22, 2012, by and between GenVec, Inc., a Delaware corporation (the “Company”), and Paul H. Fischer, Ph.D., a resident of the State of Maryland (“Consultant”).

As of the date first written above, Consultant is the President and Chief Executive Officer of the Company. Effective as of May 23, 2012 (the “Separation Date”), Consultant is voluntarily resigning his offices of President and Chief Executive Officer of the Company and as a member of the Company’s Board of Directors.

After the Separation Date, the Company desires to continue to have the benefit of Consultant’s scientific and institutional knowledge of the Company and the Consultant desires to provide the Company with such knowledge.

This Agreement sets for the terms and conditions on which Consultant shall provide Services (as defined below) to the Company and the Company will compensate the Consultant for such Services, in order to further the business of the Company.

NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Consultant agree as follows:

1.           Retention of Consultant; Services to be Performed. From and after June 1, 2012 (the “Effective Date”) The Company hereby retains Consultant to provide consulting and advisory services to the Company, as requested from time to time by the Board of Directors or Chief Executive Officer of the Company (the “Services”). From and after the Effective Date, Consultant hereby accepts such engagement and agrees to perform the Services for the Company upon the terms and conditions set forth in this Agreement. During the term of this Agreement to the extent requested by the Company, the Consultant shall provide fifteen (15) full days of Services to the Company (the “Minimum Commitment”). For the purposes of this Section 1 and Section 2, a “full day” shall be one calendar day during which the Consultant has provided the Company with at least four (4) hours of Services, or if Services are provided for fewer than four (4) hours in one day, then Services in the amount of six (6) hours are provided during more than one (1) calendar day. During the term of this Agreement, Consultant’s primary contacts at the Company shall be the President and Chief Executive Officer of the Company and the Chairman of the Board of Directors of the Company.

2.           Compensation.

(a)          Fees. As compensation for the Services, the Company shall pay to Consultant (i) one payment of $15,000 payable within thirty (30) days of the Effective Date and (ii) following the satisfaction of the Minimum Commitment, $1,000 for each full day of Services provided by the Consultant to the Company thereafter (the “Fees”) until the termination of this Agreement pursuant to Section 6. The Fees shall be payable to Consultant within thirty (30) days of the end of the calendar month during which the Services were performed, upon receipt of an invoice for the Services.

(b)          Equity Compensation. In addition to the Fees, Consultant shall receive an option to purchase 150,000 shares of the Company’s common stock at a purchase price per share, and on the terms and conditions set forth in the Non-Qualified Stock Option Agreement by and between the Company and Consultant dated as of the Effective Date (the “Stock Option”).

(c)          Retention of Compensation. If this Agreement is terminated pursuant to the provisions of Section 6(b) or by Consultant pursuant to Section 6(c), prior to the expiration of the Term, Consultant shall be entitled to retain the payment made pursuant to Section 2(a)(i) above, to receive the Fees owed through the effective date of termination and the Stock Option.

3.           Expenses. Consultant shall be reimbursed by the Company, in accordance with the policies and procedures that are established from time to time by the Company, for all reasonable and necessary out-of-pocket expenses that are incurred by Consultant in performing the Services and other duties under this Agreement, including, without limitation, reasonable travel expenses incurred by Consultant when providing Services.

4.           Improvements and Inventions.

(a)          Notification and Disclosure. Consultant shall promptly notify the Company in writing of the existence and nature of, and shall promptly and fully disclose to the Company, any and all ideas, designs, practices, processes, apparatus, improvements and inventions, whether or not they are believed to be patentable (all of which are hereinafter sometimes referred to as “Inventions”), which as a result of performing the Services, Consultant (i) has conceived of or first reduced to practice, or (ii) may conceive of or first reduce to practice, in each case, during the Term, or within six (6) months after the expiration of the Term of this Agreement.

(b)          Ownership and Patenting of Inventions. All Inventions shall be the sole and exclusive property of the Company or its nominee, and during the Term of this Agreement and thereafter, whenever requested to do so by the Company, Consultant shall execute and assign any and all applications, assignments and other instruments that the Company shall deem necessary or convenient in order to apply for and obtain parents in the United States and if any foreign countries for the Inventions and in order to assign and convey to the Company or its nominee the sole and exclusive right, title and interest in and to Inventions. Consultant will render aid and assistance to the Company in any interference or litigation pertaining to Inventions, and all expenses reasonably incurred by Consultant at the request of the Company shall be borne by the Company. In connection with these activities, if any such aid or assistance requires any expenditure of Consultant’s time after termination of this Agreement, Consultant shall be entitled to compensation for the time requested by the Company at an hourly rate equal to one-eighth (1/8) of the full day rate at which Consultant was being compensated by the Company under the provisions of Section 2(a)(ii) of this Agreement.

(c)          Limitation. The provisions of this Section 4 shall not apply to any Invention meeting the following conditions: (i) the Invention was made without the use of any of the equipment, supplies, facility or trade secret information of the Company; (ii) the Invention does not relate (A) directly to the business of the Company, or (B) to the Company’s actual or anticipated research or development; and (iii) the Invention does not result from any work performed by Consultant for the Company.

5.	Protection of Trade Secrets, Know-How and/or Other Confidential Information of the Company.

(a)          Confidential Information. Except as permitted or directed by the Company, during the term of this Agreement or at any time thereafter, Consultant shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company which Consultant has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of this Agreement, whether developed by Consultant or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. Both during and after the Term, Consultant will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Consultant.

2

(b)          Know-How and Trade Secrets. All know-how and trade secret information conceived or originated by Consultant which arises out of the performance of the Services or any related material or information shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

(c)          Copyrightable Material. Consultant acknowledges that any work prepared by Consultant under this Agreement shall be considered “work for hire” and the exclusive property of the Company unless otherwise specified. To the extent such work may not be deemed a “work for hire” under applicable law, Consultant hereby assigns to the Company all right, title and interest in and to Consultant’s copyrights for such work. Consultant shall execute and deliver to the Company such instruments of transfer and take such other action that the Company may reasonably request, including, without limitation, executing and filing, at the Company’s expense, copyright applications, assignments and other documents required for the protection of the Company’s rights to such materials.

(d)          Injunctive Relief. Consultant acknowledges that the knowledge and information described in this Section 5 constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Consultant acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by Consultant of the provisions of this Section 5. Accordingly, in the event of any actual or threatened breach of such provisions, the Company shall (in addition to any other remedies that it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.

(e)          Survival. The provisions of this Section 5 shall survive the termination of this Agreement.

6.           Term and Termination.

(a)          Term. Unless terminated at an earlier date in accordance with this Section 6, the term of this Agreement shall commence as of the Effective Date and shall continue for the period of one (1) year (the “Term”).

(b)          Termination for Convenience. The Company may terminate this Agreement for its convenience upon thirty (30) days written notice to Consultant. In the event of such termination, the parties shall cooperate in good faith to complete any pending work by the end of that 30-day period.

(c)          Termination for Cause. Either party may terminate this Agreement in the event the other party materially breaches any provision of this Agreement and such material breach is not cured within thirty (30) days written notice thereof.

7.           Miscellaneous.

(a)          Assignment. This Agreement and the rights and obligations of the parties hereunder shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that prior written consent of Consultant shall not be required in the event of an assignment by the Company due to transfer of all or substantially all of the assets of the Company to a third party, or the merger or other consolidation of the Company with any third party.

3

(b)          Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland without regard to the conflict of law provisions thereof.

(c)          Entire Agreement. This Agreement evidences the entire understanding and agreement of the parties hereto regarding the consulting arrangement between Consultant and the Company and the other matters discussed herein. This Agreement supersedes any and all other agreements and understandings, whether written or oral, regarding matters discussed herein. This Agreement may only be amended by a written document signed by both Consultant and the Company.

(d)          Severability. To the extent any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

(e)          Status of Consultant. In rendering services pursuant to this Agreement, Consultant shall be acting as an independent contractor and not as an employee or agent of the Company. As an independent contractor, Consultant shall have no authority, express or implied, to commit or obligate the Company in any manner whatsoever, except as specifically authorized from time to time in writing by an authorized representative of the Company, which authorization may be general or specific. Nothing contained in this Agreement shall be construed or applied to create a partnership. Consultant shall be responsible for the payment of all federal, state or local taxes payable with respect to all amounts paid to Consultant under this Agreement; provided, however, that if the Company is determined to be liable for collection and/or remittance of any such taxes, Consultant shall immediately reimburse the Company for all such payments made by the Company.

(f)          Notices. All notices and other communications hereunder shall be delivered or sent by registered or certified mail, return receipt requested, addressed to the Company (attention: Cynthia Collins, Chief Executive Officer, 65 West Watkins Mill Road, Gaithersburg, Maryland 20878) or to Consultant, at the address designated by Consultant to the Company’s Human Resources Department.

IN WITNESS HEREOF, the Company and Consultant have executed this Agreement as of the date set forth in the first paragraph.

GENVEC, INC.

By:	/s/ Douglas J. Swirsky
Douglas J. Swirsky
Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

CONSULTANT

By:	/s/ Paul H. Fischer
Paul H. Fischer, Ph.D.

4